Exhibit 99.1

PRESS RELEASE

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

Riverview Financial Corporation Announces

Submitting Application to Convert From a National Banking Association

to a State-Chartered Bank

HALIFAX, PA, March 14, 2011 — Riverview Financial Corporation (OTCQB: RIVE) announced today that Riverview National Bank, the corporation’s wholly-owned subsidiary, filed an application with the Pennsylvania Department of Banking to convert from a national banking association to a state-chartered bank on March 14, 2011.

Riverview Financial Corporation said the primary purpose for the charter change is to provide the bank with greater flexibility in executing its strategy of profitable growth and expansion. In addition, the bank anticipates annual cost savings going forward.

Riverview National Bank presently conducts its operations through two divisions, namely the First National Bank of Marysville and Halifax National Bank. If approved, the newly state-chartered bank will change its name to Riverview Bank and will conduct its operations through renamed divisions called Marysville Bank and Halifax Bank. The conversion is expected to take place during the second or third quarter of 2011, pending regulatory approval. The bank and its holding company expect that the transition from a national charter will be seamless for Riverview National Bank’s customers who will not notice any changes in the bank’s services, operations, or hours.

Riverview Financial Corporation, headquartered in Halifax, PA, is the bank holding company for Riverview National Bank, headquartered in Marysville, PA.  Riverview National Bank operates five branches under the name The First National Bank of Marysville, a division of Riverview National Bank, and four branches under the name Halifax National Bank, a division of Riverview National Bank.  On December 31, 2010, Riverview Financial Corporation had total assets of approximately $275.4 million.

Cautionary Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; unanticipated costs associated with the conversion of its subsidiary bank from a national banking association to a state-chartered bank; ineffectiveness of its business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions. Please carefully review the risk factors described in other documents the corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the corporation with the Securities and Exchange Commission.